Exhibit 10.4

SPONSOR WARRANT EXCHANGE AND SHARE FORFEITURE AGREEMENT

June 25, 2018

Hennessy Capital Acquisition Corp. III

3485 N. Pines Way, Suite 110

Wilson, Wyoming 83014

Re:	Exchange of Private Placement Warrants and Forfeiture of Founder Shares

Ladies and Gentlemen:

Reference is made to that certain Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between Hennessy Capital Acquisition Corp. III, a Delaware corporation (the “Company”), and JFL-NRC-SES Partners, LLC, a Delaware limited liability company (the “Seller”). In order to facilitate the Company’s purchase (the “Acquisition”) of all of the issued and outstanding membership interests of NRC Group Holdings, LLC, a Delaware limited liability company, from the Seller pursuant to the Purchase Agreement, and in order to induce the Company and the Seller to enter into the Purchase Agreement and to proceed with the Acquisition and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Hennessy Capital Partners III LLC (“HCP”) has agreed to enter into this letter agreement (this “Agreement”) relating to the exchange of 9,600,000 warrants sold to HCP by the Company in a private placement in connection with the Company’s initial public offering (the “Private Placement Warrants”) for 1,920,000 newly issued shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and transfer by HCP to the Company for forfeiture of an equivalent number of existing shares of Common Stock held by HCP. Capitalized terms used and not otherwise defined herein are defined in the Purchase Agreement and shall have the meanings given to such terms in the Purchase Agreement.

HCP and the Company hereby agree as follows:

1. Immediately prior to (and contingent upon) the Closing on the Closing Date, HCP shall exchange all of the 9,600,000 Private Placement Warrants held by HCP with the Company for newly issued shares of Common Stock at an exchange ratio of five (5) Private Placement Warrants per share of Common Stock, resulting in the issuance by the Company to HCP (and its designees) of 1,920,000 shares of Common Stock (such shares of Common Stock to be issued to HCP pursuant to this Agreement being referred to collectively hereafter as the “Exchange Shares”). In order to effectuate such exchange, immediately prior to the Closing on the Closing Date, HCP shall deliver its Private Placement Warrants to the Company against delivery to HCP of evidence of the issuance (in book-entry form or, if unavailable, in certified form) of the Exchange Shares. The Company agrees that the registration rights granted to HCP with respect to the Private Placement Warrants shall continue with respect to the Exchange Shares to be issued to HCP (and its designees) hereunder pursuant to the terms of an amended and restated registration rights agreement to be entered into at the Closing.

2. Immediately prior to (and contingent upon) the Closing, HCP shall forfeit to the Company 1,920,000 existing shares of Common Stock held by HCP prior to the Closing (such shares, the “Founder Forfeited Shares,” and such forfeiture, the “Forfeiture”). To effect the Forfeiture, immediately prior to (and contingent upon) the Closing: (a) HCP shall transfer the Founder Forfeited Shares to the Company for cancellation and in exchange for no consideration; (b) the Company shall immediately retire and cancel all of the Founder Forfeited Shares (and shall direct the Company’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto); and (c) HCP and the Company each shall (i) take such actions as are necessary to cause the Founder Forfeited Shares to be retired and cancelled, after which the Founder Forfeited Shares shall no longer be issued or outstanding and (ii) provide the Company with evidence that such retirement and cancellation has occurred.

3. Prior to the Closing, HCP shall not, directly or indirectly, sell, transfer or otherwise dispose of or hypothecate, or otherwise grant any interest in or to, the Founder Forfeited Shares other than pursuant to the Forfeiture. HCP hereby authorizes the Company during the period from the date hereof until the earlier of the Closing or termination of this Agreement to cause its transfer agent for the Founder Forfeited Shares to decline to transfer, and to note stop transfer restrictions on the stock register and/or legends on the stock certificate(s) and other records relating to the Founder Forfeited Shares to effectuate these restrictions with respect to the Founder Forfeited Shares.

4. Prior to the date that is 180 days after the Closing Date or earlier if, subsequent to the Closing Date, (i) the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date (such 20th trading day, the “Alternative Lock-up Termination Date”) or (ii) the date following the Closing Date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the period from the Closing Date until the earliest to occur of 180 days after the Closing Date and clause (i) and (ii), the “Lock-Up Period”), HCP shall not directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of any portion of the Exchange Shares. HCP hereby authorizes the Company during the Lock-Up Period to cause its transfer agent for the Exchange Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Exchange Shares, if such transfer would constitute a violation or breach of this Agreement. Notwithstanding the foregoing, HCP may sell or otherwise transfer all or any portion of the Exchange Shares to: (a) its direct or indirect equity holders or to any of its other Affiliates (as defined in Rule 405 of Regulation C of the Securities Act of 1933, as amended), (b) the immediate family members (including spouses, children, sons-in-law or daughters-in-law, grandchildren, parents, mothers-in-law or fathers-in-law, siblings, brothers-in-law or sisters-in-law, any lineal descendants of the specified person or any trust for the benefit of any of the foregoing persons) of its direct or indirect equity holders or any of its other affiliates, (c) a family trust, foundation or partnership established for the exclusive benefit of HCP, its direct or indirect equity holders, any of its affiliates or any of their respective immediate family members, (d) a charitable foundation controlled by HCP, its direct or indirect equity holders, any of its affiliates or any of their respective immediate family members, (e) in the case of an individual, (1) by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization, (2) by virtue of laws of descent and distribution upon death of the individual and (3) pursuant to a qualified domestic relations order; and (f) by virtue of the laws of the State of Delaware or upon the dissolution of HCP; provided that, in each such case, that the transferee thereof enters into a written agreement to be bound by the restrictions set forth in this paragraph 4 to the extent and for the duration that such restrictions remain in effect at the time of such transfer.

5. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

6. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and assigns.

7. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereto hereby (i) agrees that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

8. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

9. This Agreement shall immediately terminate, without any further action by the parties hereto, at such time, if any, that the Purchase Agreement is terminated in accordance with its terms.

[Remainder of Page Intentionally Left Blank]

Please indicate your agreement to the foregoing by signing in the space provided below.

HENNESSY CAPITAL PARTNERS III LLC,
a Delaware limited liability company
By: Hennessy Capital LLC, its managing member

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Managing Member

ACCEPTED AND AGREED TO:

HENNESSY CAPITAL ACQUISITION CORP. III

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chief Executive Officer